EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses constituting parts of the Registration Statements on Form S-3 (File Nos. 333-02831 and 333-18921) and in the Registration Statements on Form S-8 (File Nos. 2-90727, 33-21853, 33-26239, 33-47547, 33-59233, 333-00575, 333-03245 and
333-18269) of Tribune Company of our report dated February 11, 1997 appearing in the 1996 Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in this Form 10-K.



/s/ Price Waterhouse LLP
------------------------
PRICE WATERHOUSE LLP

Chicago, Illinois
March 27, 1997